September 28, 2022	Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
Westwood Holdings Group, Inc.	United States
200 Crescent Court, Suite 1200
Dallas Texas 75201	Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com
Re:    Westwood Holdings Group, Inc., a Delaware corporation (the “Company”)
Ladies and Gentlemen:
    We have acted as special counsel for the Company in connection with the Company’s registration under the Securities Act of 1933 (the “Act”) of 260,711 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, which may be issued upon the terms and subject to the conditions set forth in the Eighth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended (the “Plan”), under the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2022.
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company’s stockholders with respect to the Plan, (v) a copy of the votes taken at the shareholder meeting on April 27, 2022 approving the amendment to the Plan, including by increasing the number of shares covered by the Plan to 5,898,100 and (vi) the Plan.
We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (vii) the full consideration for each Share, as set forth in the Plan, shall be paid to the Company and in no event shall be less than the par value of such Share, and (viii) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board of Directors and any committees or individuals appointed to administer the Plan.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.
Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Westwood Holdings Group, Inc.

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered, issued and delivered by the Company pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.
This opinion is limited in all respects to the laws of the State of Delaware and the federal securities laws of the United States. Insofar as the opinions expressed herein relate to matters governed by Delaware law, we have based such opinions exclusively upon a reading of applicable provisions of the Delaware Constitution and the Delaware General Corporation Law.
This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP